Exhibit 99.5

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 1, 2025

Board of Directors
Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508

Re: Amendment No. 1 to Registration Statement on Form S-4 of HNI Corporation (File No. 333-290205), filed October 1, 2025 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 3, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than HNI Corporation (“Parent”) and its affiliates) of outstanding shares of Class A common stock, no par value (the “Class A Common Stock”), and Class B common stock, no par value (together with the Class A Common Stock, the “Shares”), of Steelcase Inc. (the “Company”) of the Aggregate Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of August 3, 2025, by and among Parent, Geranium Merger Sub I, Inc., a wholly owned subsidiary of Parent, Geranium Merger Sub II, LLC, a wholly owned subsidiary of Parent, and the Company.

Our Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Steelcase’s Financial Advisors,” “Risk Factors,” “The Mergers—Background of the Mergers,” “The Mergers—Steelcase’s Reasons for the Mergers; Recommendation of the Steelcase Board of Directors,” “The Mergers—Unaudited Prospective Financial Information Prepared by Steelcase” and “The Mergers—Opinions of Steelcase’s Financial Advisors” and to the inclusion of our Opinion Letter in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)